Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Share Incentive Plan and the 2010 Share Incentive Plan of E-Commerce China Dangdang Inc. of our report dated November 17, 2010, with respect to the consolidated financial statements of E-Commerce China Dangdang Inc. included in its prospectus dated December 7, 2010 filed with the Securities and Exchange Commission.
/s/ Ernst & Young Hua Ming
Ernst & Young Hua Ming
Beijing, People’s Republic of China
January 4, 2011